EXHIBIT 10.1

            [LOGO]
Member of NASD, MSRB and SIPC
    EMPIRE FINANCIAL GROUP, INC
   14 East 60 Street, 2nd Floor
         NY, NY I0022
         646-329-7007
         973-277-3634

Mr. Peter Katevatis
Chief Executive Officer/ President
Mediscience Technology Corporation
1235 Folkestone Way
Cherry hill, NJ 08034


Re: Proposed Firm Commitment public offering


Dear Mr. Katevatis:

We are pleased to submit the following proposal with respect to a firm commitment public offering by Mediscience Technology Corporation's subsidiary for diagnostic pill called Photonic Explorer ("Mediscience" or "the Company") for a minimum of $5 million and a maximum of $10,000,000, the price of which shall be determined by the market price prior to the Effective Date of the offering closing. This letter slates certain conditions and assumptions upon the proposed offering by Empire Financial Group (EFH). It is our intent, immediately prior to the Effective Date, to enter into a "Firm Commitment" Underwriting Agreement with MEDISCIENCE. The Underwriting Agreement shall provide that the Underwriter shall be committed to take and pay for all of the Shares, if none are purchased. The Underwriting Agreement and related agreements shall contain such terms and conditions as are customarily contained in agreements of such character and among other things, provide for the following:

      a) An underwriting discount of eight percent (8%) of the amount raised in the offering.

The sale to EFH and/or its designees, at the time of the dosing of the offering specified in the Underwriting agreement (the "Closing Date") warrants (the "Underwriters Warrants") to purchase that aggregate number of shares as would be equal to three (3%) of the total number of shares sold pursuant to the public offering. Neither the Underwriter's Warrants nor any of the securities underlying the Underwriter's Warrants (Collectively, the Underlying Underwriter's

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      b)    Warrants  and  Underlying   Underwriter's   Securities")   shall  be
            redeemable by the Company. The Underwriter's Warrants and Underlying Underwriter's Securities are hereinafter sometimes collectively referred to as the "Underwriter's Securities".

      c) The Underwriter's Warrants will be exercisable between the first and fifth anniversary dates of the Effective Date {the "Warrant Exercise Term"). EFH will agree that during the (1) year period following the Effective Date, it will not transfer the Underwriter's Warrants or the underlying Underwriter's Securities, except to EFH officers, partners or members of the selling group. The Underwriter's Warrants shall be exercisable at a price per unit equal to one hundred and twenty percent (120%) of the public offering price of the common snares and shall be exercisable at any time from time to time, in whole or in. part, during the warrant Exercise Term.

            The Underwriter's Warrants shall contain such terms and conditions as are satisfactory in form and substance to EFH, the Company and their respective counsel, including, without limitation anti-dilution and exercise provisions. At any time during the five
            (5) years commencing after the Effective Date of the Registration Statement, EFH (or the then holders of a majority of the Underwriter's Warrants of the Underlying Underwriter's Securities) shall have the right to require the Company to prepare and file a Post-Effective amendment to the Registration Statement or a new Registration Statement, if then required under the Securities Act of 1933 (the "Act"), covering all or any portion of the Underwriter's Warrants and/or the Underlying Underwriter's Securities, Mediscience Technology Corporation shall bear all expenses incurred in the preparation and filing of such Post-Effective Amendment or new Registration Statement.

            In addition, if at any time during the Warrant Exercise Term the Company shall prepare and file one or more Registration Statements under the Act, with respect to a public offering of equity or debt securities of the Company, or of any such securities of the Company held by its shareholders, the Company will include in such Registration Statement such number of Underwriter's Warrants and/or Underlying Underwriter's Securities held by EFH and its designees or transferees as may be requested.

            The Company shall bear ail fees and expenses incurred by the Company in connection with the preparation and filing of such Registration Statement, in the event of such a proposed registration, the Company shall furnish the then holders of outstanding Underwriter's Warrants and Underlying Underwriter's Securities with not less than thirty
            (30) days written notice prior to the proposed date of filing of such Registration Statement Such notice shall continue to be given during the Warrant Exercise Term by Mediscience Technology Corporation to such holders until such time as all of the Underwriter's Warrants and Underlying Underwriter's Securities have been registered. The holders of the Warrant Securities shall exercise the "piggy-back" rights provided for herein by giving written notice, within twenty (20) days of the receipt of the Company's notice of its intention to file a Registration Statement


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      d)    The  Company  will  bear ail fees,  disbursements  and  expenses  in
            connection   with  the   proposed   offering,   including,   without
            limitation,   the   Company's   legal   and   accounting   fees  and
            disbursements, the costs of preparing, printing and delivering the Registration Statement, Prospectus and amendments, post-effective amendments and supplements thereto, the Underwriting Agreement and documents and "Blue Sky" memoranda (all in such quantities as EFH may require}, preparing and printing stock certificates and warrant
            certificates,   filing  fees,   costs  and   expenses   incurred  in
            registering  the offering  with National  Association  of Securities
            Dealers,  Inc.  (The  "NASD"),   filing  fees,  costs  and  expenses
            (including fees and disbursements of counsel) incurred m qualifying the offering under the "Blue Sky* laws of the states specified by EFH transfer taxes, transfer agent and registrar fees, out-of-pocket
            costs,   exclusive  of  salaries  and  overhead,   of  holding  "due
            diligence"   meetings   and  the  costs  of  placing  a   tombstone*
            advertisement in The Wall Street Journal,

      e)    in  order to  reimburse  EFH for  those  costs,  less  all  expenses customarily incurred by an underwriter during the process, Mediscience Technology Corporation shall pay to EFH a non-accountable expense allowance in the amount of the three percent (3%) of the gross proceeds of the offering (including the over-allotment option), which shall include fees and disbursements of EFH's counsel, which shall include fees and disbursements of EFH's counsel, of which Twenty-five Thousand Dollars ($25,000) shall be paid by the Company upon the filing of the Registration Statement with the Securities and Exchange Commission. The Company wilt retain EFH as a financial consultant, for a period of twenty-four months to commence on the Closing Date, at a monthly fee of five thousand Dollars ($5,000.00), all of which is payable on the closing of this offering. In addition, the consulting agreement shall provide that the Company will pay EFH a "Lehman formula" finder's fee in the event that EFH originates a merger, acquisition, to joint venture or other transaction to which EFH is a party. If Mediscience originates such, then EFH shall act as Mediscience exclusive representative on a negotiated fee basis.

      f) The Company shall pay for all "Blue Sky" filing fees as requested by EFH and costs and expenses of "Blue Sky* registration or qualification (including fees and disbursements of EFH's legal counsel). The Company shall also pay as due, the state registration, qualification and filing fees, NASD filing fees and accountable out of pocket disbursements in connection with such registration, qualification or filing.

      g) For the purpose of covering over-allotments, if any, which may occur during the distribution and sale of the shares, the Company will grant EFH an option to purchase all or part of an additional number of shares and or warrants as will be equal to not more than ten percent (10%), of the total number of shares initially offered to the public, for the period of sixty (60) days from the effective Date. Such over-allotment period, and any shares and or warrants purchased by EFH pursuant to such option shall be resold to the public on the same terms as the initially offered shares and or warrants.

      h) Mediscience Technology Corporation agrees not to permit or cause a public sale or public offering of any of its securities (in any manner, including pursuant to Rule 144 under the Act) owned nominally or beneficially by the Company's officers, directors and shareholders owning five percent (5%) or more of the

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            Outstanding  shares  of Common  Stock  for a period  of twelve  (12)
            months following the Effective Date without obtaining the prior written approval of EFH. EFH has agreed to exempt a total of five hundred thousand (500,000) shares to be designated by the Company, which will have only a twelve (12) month similar sale restriction.

            Mediscience Technology Corporation shall cause such persons to execute an agreement with EFH, in conformance with ail SEC regulations eliminating "acting in concert" issues, regarding such restrictions, in form and substance, satisfactory to the Company, EFH and their respective counsels. Ho employee of Mediscience Technology Corporation, will receive an annual salary In excess of two hundred and fifty thousand dollars ($250,000.00) for a period of twenty four (24) months from the Effective Date.


      i) The Company shall continue to retain as Its accountants a firm of independent certified public accountants- Morison Cogen LLC-acceptable to EFH for twenty-four (24) months from the closing of the offering. Such accounting firm shall have responsibility for the preparation of the financial statements and financial exhibits, if any, to be included in the Registration Statement, and shall prepare all certified financial statements and schedules to be included in the Registration Statement The Company shall initially retain as lawyers Peter Hirschfield Esq. 1035 PARK Ave.NY.NY ($46) 827 8362 acceptable to EFH, which is expert in securities law matters, and in the regulatory aspects of Mediscience Technology Corporation proposed business for a period of twelve (12) months.

      j) The Company shall have the Shares approved for quotation on the AMEX, the NASDAQ National Market System, or the NASDAQ Small Cap Market and/or the Boston Stock Exchange, effective on the Effective Date. By the Effective Date, the Company shall have registered its Common Stock with the Securities and Exchange Commission under the provisions of the Securities Exchange Act of 1934 and will use its best efforts to maintain such registration in effect for a period of at least five years from the Effective Date. The Company agrees that it will, prior to the Effective Date, register with, and for a period of five (5) years from the Effective Date remain covered by, the corporate Record Savings and Annual Report Information Service published by Standard & Poor's Corporation.

      k)    If the sale of the shares is completed:

            i. The Company shall retain an investor/public relations firm reasonably acceptable to EFH for a period of twenty-four (24) months from the Effective Date.

            ii. The Company will accept an advisor of EFH, as a non-voting advisor to, its Board of Directors, such designee, shall attend meetings of the Board and receive reimbursement for reasonable costs incurred in attending such meetings as well as any compensation received by other "outside8 Directors. To the extent permitted by law, Company will agree to indemnify EFH and its designee for the actions of such designee as a director of the Company. In the event Company maintains a liability insurance policy affording coverage for the acts of its officers and



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            Directors,  it will agree,  if possible,  to include each of EFH and its designee as an insured under such policy.

            iii. To the extent permitted by law, Mediscience Technology Corporation will agree to indemnify EFH and its designee for the actions of such designee as a director of the Company. In the event Mediscience Technology Corporation maintains a liability insurance policy affording coverage for the acts of its officers and directors, it will agree, if possible, to include each of EFH and its designee as an insured under such policy.

            iv.   The Company shall continue to retain Registrar and Transfer Co
                  Attn: Henry Farrell MTC account manager (800) 8661340 ext 1297 a transfer agent reasonably acceptable to EFH for the Common Stock for a period of twelve (12) years following the Effective Date, at the request of EFH the Company shall cause such transfer agent to provide EFH on a quarterly basis with copies of the Company's stock transfer sheets. v. For a period of not less than twenty (24) months from the Effective Date, the Company will provide to EFH on a timely basis quarterly statements setting forth such information regarding the Company's operations and financial position (including balance sheet, profit and loss statements and data regarding outstanding purchase orders) as is regularly prepared by management of Mediscience Technology Corporation.

               vi. Mediscience Technology Corporation shall not file a Registration Statement except Form S-8 (or any similar or successor form) for a period of one year from the Effective Date, with the exception of ESOP, without EFH consent. The Company shall not, without EFH*s consent, sell any securities under Regulation S.

The Company represents and warrants to EFH that (I) it is not obligated to pay a finder's fee or consulting fee to anyone in connection with the introduction of Mediscience Technology Corporation to EFH: (ii) during the prior twelve months, it has not paid any moneys or other compensation or issued any securities to any member of the NASD, or to any affiliate or associate of such a member, or to any person in consideration for such person raising funds for the Company, or providing consulting services to the Company, regarding this initial Public
Offering, except for payment to EFH hereunder, and (ii) no holder of the Company's securities has (A) any right to "piggyback" its securities on the Registration Statement or (B) any right to demand registration of its securities (which will not be modified so that it cannot be exercised until at least 18 months after the Effective Date).

EFH reserves the right in its sole discretion, to reduce any item of its compensation or adjust the terms thereof (including the number, type and exercise price of the Underwriter's Warrants) as specified herein in the event that a determination should be made by the NASD and/or the securities department of any jurisdiction in which the offering is "Blue Skied" to the effect that its aggregate compensation is excessive or that the terms thereof require such adjustment. Any such reduction or adjustment shall not affect any other terms or provisions of the Letter of Intent

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if the  foregoing  correctly  sets forth our  understanding  with respect to the proposed offering on behalf of the Company, will you please so confirm by signing and returning one copy of this letter, together with a check payable to EFH, in the amount of Fifteen Thousand Dollars ($15,000.00), before due diligence can begin whereupon we will instruct our counsel to cooperate with counsel for the Company in the preparation of the appropriate Registration Statement under the Act, the Underwriting Agreement and related documents so as to expedite the successful consummation of the public offering.





Very Truly Yours,



 EMPIRE FINANCIAL GROUP, INC.


 By:._______________________________________
 Don Wojnowski, CEO

 Accepted and confirmed:



 Mediscience TECHNOLOGY CORPORATION



 By: /s/ Peter Katevatis CEO 6/10/06
 Mr. Peter Katevatis CEO